Exhibit 99.1

Columbia Sportswear Company Outlines Strategic Priorities and Plan to Accelerate Profitable Growth

Financial Highlights

•Introduces 2022-2025 3-year growth framework including:
•2025 net sales of $4.5 to 4.7 billion reflecting 9 to 11 percent organic net sales growth on a compound annual growth rate (CAGR) basis;
•Operating margin expansion to approximately 14 percent of net sales in 2025; and
•Diluted earnings per share of $7.35 to $7.95 in 2025 reflecting a 12 to 15 percent CAGR.
•Reaffirms full year 2022 net sales and diluted earnings per share financial outlook

PORTLAND, Ore. - September 22, 2022 - Columbia Sportswear Company (NASDAQ: COLM, the "Company"), a multi-brand global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment, is hosting a meeting with investors and analysts at its headquarters to outline the Company’s strategic priorities and growth strategies, and introduce 3-year financial targets.

Chairman, President and Chief Executive Officer Tim Boyle commented, “From our IPO in 1998 to 2021, Columbia Sportswear Company delivered a 9 percent net sales compound average growth rate (CAGR), 11 percent diluted earnings per share CAGR and a 13 percent annual total shareholder return. Today, we are providing multi-year financial targets that demonstrate our confidence in our ability to accelerate growth opportunities over the next three years and beyond.

“Our 3-year plan outlines our balanced, broad-based growth that will be amplified by three key accelerators: footwear, international expansion and digital sales growth. Columbia, with its differentiated innovation and value proposition, will add over $700 million in net sales by 2025. SOREL is expected to be our fastest growing brand, generating a 20 to 22 percent 3-year CAGR, fueled by its year-round product offering and brand momentum. We anticipate delivering operating margin improvement over this time period, while investing in several areas, including demand creation and digital and supply chain capabilities.

“We are focused on our strategic priorities to:

•Accelerate Profitable Growth by unlocking the full potential of our brand portfolio;
•Create Iconic Products that are differentiated, functional and innovative;
•Drive Brand Engagement through increased, focused demand creation investments to grow brand awareness and build brand affinity;
•Enhance Consumer Experiences by investing in capabilities to delight and retain consumers and better serve our wholesale partners;
•Amplify Marketplace Excellence, with a digitally-led, omni-channel global distribution strategy that clearly reflects the quality and value of our products, wherever consumers choose to shop; and
•Empower Talent that is driven by our core values, through a diverse and inclusive workforce.”

2022-2025 3-Year Financial Targets

(Additional financial outlook details can be found in the Investor Day presentation).

“Given the confidence we have in the collective strength of our brands and our ability to execute our strategic priorities, we are setting a 13 to 17 percent total annual shareholder return target over the three-year time period spanning 2023-2025,” said Chief Financial Officer Jim Swanson. “We’re poised to accelerate profitable growth with broad-based momentum across our portfolio and geographies, and further amplified with a focus on footwear, international and digital sales growth.”

Execution of the Company’s plan is expected to achieve the following financial objectives for the period beginning January 1, 2023, through December 31, 2025:

•Net sales are expected to grow at a three-year CAGR of 9 to 11 percent, compared to the midpoint of our 2022 financial outlook, reaching $4.5 to $4.7 billion in 2025.

•Operating margin is expected to expand to approximately 14 percent of net sales in 2025.

•Diluted Earnings per Share is expected to grow at a three-year CAGR of 12 to 15 percent compared to the midpoint of 2022, reaching $7.35 to $7.95 in 2025.

•The Company is targeting an Annual Total Shareholder Return (TSR) of 13 to 17 percent, inclusive of net sales growth, margin expansion, dividends and share repurchases.

Full Year 2022 Financial Outlook Update
The Company is reaffirming its full year 2022 net sales outlook of $3.44 to $3.50 billion, representing net sales growth of 10 to 12 percent compared to 2021, and full year 2022 diluted earnings per share outlook of $5.00 to $5.40.

Investor Day Presenters

Speaking to investors at the Company’s Investor Day are: Tim Boyle, Chairman, President and Chief Executive Officer; Joe Boyle, Executive Vice President, Columbia Brand President; Pri Shumate, Senior Vice President, Columbia Chief Marketing Officer; Dean Rurak, Senior Vice President, Columbia Brand Chief Product Officer; Haskell Beckham, Senior Director of Innovation; Tim Sheerin, Senior Vice President, Global Wholesale; Monica Mirro, President, prAna; Troy Sicotte, President, Mountain Hardwear; Mark Nenow, President, SOREL; and Jim Swanson, Executive Vice President, Chief Financial Officer.

Webcast Information

The meeting with investors and analysts will also be webcast live on the Investor Relations section of the Company’s website at https://investor.columbia.com/ from approximately 8:00 a.m. PT to 11:30 a.m. PT.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the federal securities laws, including statements regarding the Company’s expectations, anticipations or beliefs about the Company's ability to realize net sales, operating margin, diluted earnings per share, and total shareholder return. Forward looking statements often use words such as "will," "anticipate," "estimate," "expect," "should," "may" and other words and terms of similar meaning or reference future dates. The Company's expectations, beliefs and projections are expressed in good faith and are believed to have a reasonable basis; however, each forward-looking statement involves a number of risks and uncertainties, including those set forth in this document, those described in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading "Risk Factors," and those that have been or may be described in other reports filed by the Company, including reports on Form 8-K. Potential risks and uncertainties include those relating to the impact of the COVID-19 pandemic on our operations; economic conditions, including inflationary pressures; supply chain disruptions, constraints and expenses; labor shortages; changes in consumer behavior and confidence; as well as geopolitical tensions. The Company does not undertake any duty to update any of the forward-looking statements after the date of this document to conform them to actual results or to reflect changes in events, circumstances or its expectations. New factors emerge from time to time, and it is not possible for the Company to predict or assess the effects of all such factors or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement.

About Columbia Sportswear Company

Columbia Sportswear Company connects active people with their passions and is a global leading innovator in outdoor, active and lifestyle products including apparel, footwear, accessories, and equipment. Founded in 1938 in Portland, Oregon, the Company's brands are sold in approximately 90 countries. In addition to the Columbia® brand, Columbia Sportswear Company also owns the Mountain Hard Ware®, SOREL® and prAna® brands. To learn more, please visit the Company's websites at www.columbia.com, www.mountainhardwear.com, www.sorel.com, and www.prana.com.

Andrew Burns, CFA
Vice President of Investor Relations and Strategic Planning
Columbia Sportswear Company
(503) 985-4112
aburns@columbia.com